Exhibit 16

March 26, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Hickory Tech Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A of Hickory Tech Corporation dated March 19, 2007.  We agree with the statements concerning our Firm in such Form 8-K/A.

Very truly yours,
/s/ PricewaterhouseCoopers LLP